Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Stephanie Carrington / Sara Ephraim (investors) (646) 536-7017 / 7002 scarrington@theruthgroup.com sephraim@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Announces FDA Acceptance to Review New Drug

Application for NGX-4010 to Treat Post-Herpetic Neuralgia

Proposes Brand Name “QUTENZA™” for NGX-4010

Regulatory Reviews Now Underway in the U.S. and Europe

San Mateo, Calif., (December 19, 2008) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, announced today that the U.S. Food and Drug Administration (FDA) has accepted its New Drug Application (NDA) to review its investigational product candidate, NGX-4010, for the management of pain due to post-herpetic neuralgia (PHN). NGX-4010 is a dermal high-concentration capsaicin patch designed to provide rapid, localized and sustained pain relief in patients with PHN.

The Company also announced that it has proposed to market NGX-4010 under the brand name “Qutenza™,” pending FDA approval of both the NDA and the proposed brand name.

The NDA, submitted to the FDA in October 2008, includes data from over 2,300 patients. The application is supported by positive results from two pivotal studies in which a single 60-minute application of Qutenza demonstrated a statistically significant reduction in pain from baseline for up to 12 weeks in patients with PHN. The most common adverse reactions associated with Qutenza were redness, pain, and itching at the application site during and shortly after application.

Based on the FDA’s standard review timeline, the expected Prescription Drug User Fee Act (PDUFA) date for the potential marketing approval of Qutenza is in late 2009. In addition, the Company anticipates a potential decision from the European Medicines Agency (EMEA) in the first half of 2009 regarding its Marketing Authorization Application (MAA) to market Qutenza as a treatment for peripheral neuropathic pain in Europe.

Anthony DiTonno, President and CEO, commented, “The FDA’s acceptance to review our NDA for Qutenza is a major milestone for NeurogesX as we pursue our top priority to secure marketing approvals in both the U.S. and Europe. With both our NDA and MAA officially under regulatory review, we are one step closer to the potential launch of Qutenza and becoming a commercial enterprise. Our NDA is supported by statistically significant data from two pivotal studies of Qutenza in patients with PHN. As we approach the potential product launch for Qutenza, we remain focused on our partnering efforts both in the United States and in Europe. We have also focused NeurgoesX such that our current cash runway takes us through the expected EMEA and FDA decisions by year-end 2009, and potentially into the first quarter of 2010.”

PHN is a chronic painful condition that develops in patients following a herpes zoster (shingles) outbreak. Current treatments for PHN include antidepressants, anticonvulsants, topical agents and opioid analgesics.

About NeurogesX, Inc.

NeurogesX (NASDAQ: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy (PDN). NeurogesX’ late stage product portfolio is led by its product candidate Qutenza, a dermal patch designed to manage pain associated with peripheral neuropathic pain conditions, that the Company believes offers significant advantages over other pain therapies. NeurogesX submitted a new drug application (NDA) for Qutenza with the U.S. Food and Drug Administration (FDA) in October 2008 for PHN, which was accepted by the FDA in December 2008. Additionally, a marketing authorization application (MAA) for Qutenza seeking approval for peripheral neuropathic pain is currently under review by the European Medicines Agency (EMEA).

NeurogesX’ second most advanced product candidate, NGX-1998, is a topically applied, liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 is currently in Phase 1 development.

NeurogesX’ early stage product pipeline includes pre-clinical compounds, which are prodrugs of acetaminophen and various opioids. The company has evaluated these compounds in vitro and in vivo and is currently seeking development partners for these programs.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, the expected timing of regulatory decisions with respect to the MAA for Qutenza in the European Union and the NDA for Qutenza for PHN with the FDA, including the potential PDUFA date for the NDA; its plans to seeking a commercial partner for Qutenza; the potential markets for NeurogesX’ product candidates; the expected benefits of NeurogesX’ product candidates; its plans with regard to seeking potential development partners for its early stage product pipeline; expectations regarding expenses and cash burn rate; and the sufficiency of cash resources to fund the Company’s operations through year-end 2009 and potentially into the first quarter 2010. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, NeurogesX’ product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy; positive results in clinical trials may not be sufficient to obtain FDA or European regulatory approval; any regulatory approvals which are received may be limited to certain indications; physician or patient reluctance to use Qutenza or NGX-1998, if approved, or the inability of physicians to obtain sufficient reimbursement for such procedures; potential alternative therapies; maintaining adequate patent or trade secret protection without violating the intellectual property rights of others; and other difficulties or delays in, clinical development, obtaining regulatory approval, market acceptance and commercialization of NeurogesX’ product candidates and the advantages of NeurogesX’ product candidates over other pain therapies. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.